EXECUTION COPY
AMENDMENT
     Amendment (the “Amendment”) dated as of December 6, 2007 to Employment Agreement (the “Agreement”) dated as of July 18, 1999 between Vistana, Inc., a Florida corporation (currently known as Starwood Vacation Ownership Inc., the “Company”), and Raymond L. Gellein, Jr. (“Employee”) and certain other agreements entered into with Employee including but not limited to those listed on Schedule A hereto.
WHEREAS, this Amendment is being entered into in connection with the retirement of Employee; and
WHEREAS, the parties desire to enter into this Amendment upon the terms and conditions hereafter set forth.
NOW, THEREFORE, in consideration of the foregoing, of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:
1.	Defined Terms. All capitalized terms not otherwise defined in this Amendment shall have the meaning ascribed to them in the Agreement.

2.	Term. Section 3 of the Agreement is hereby amended by deleting clause (b)(iv) thereof and replacing it with the following:
iv) the date upon which Employee effects a Voluntary Termination (other than due to Retirement) or terminates employment for Good Reason (it being understood that the date of termination shall be the date upon which Employee provides the Company written notice of such termination); or
v) the effective date of Employee’s Retirement.
The effective date of Employee’s Retirement shall be the earlier of (a) March 31, 2008 or (b) the date the Company determines that the transition of Employee’s duties to another employee have been completed and gives written notice thereof to Employee. For purposes hereof, “Retirement” shall be defined as such term is defined as of the date hereof under the Starwood Hotels & Resorts Worldwide, Inc. 2004 Long-Term Incentive Compensation Plan. The parties agree that Employee is currently eligible for Retirement under such definition and for purposes of any other Starwood plans and agreements affecting Employee that use the term “Retirement”. In the event of Employee’s termination of employment due to death or Permanent Disability after the date of this Agreement but prior to the effective date of Retirement, compensation shall not be determined under Section 8(e) of the Agreement but rather shall be treated as a Retirement with the effective date of the Retirement being the date of death or Permanent Disability with compensation as provided for in this Amendment (provided that the bonus payment will be computed as if Employee had been employed through December 31, 2007 and there being no participation in the Annual Incentive Plan in respect of 2008). Except as provided in the foregoing sentence and in paragraph 4(e) below, Employee’s death or Permanent Disability prior to the effective date of Retirement, shall not affect Employee’s entitlement under any other Starwood benefit plans or agreements.
3.	Salary, Bonus and Benefits. Notwithstanding any other provision of the Agreement, including but limited to Section 8 thereof:
a)	Employee shall continue to receive an amount equal to his Adjusted Base Salary (less applicable deductions) as currently in effect as well as all current benefits (other than future equity based awards) until the effective date of his Retirement pursuant to Section 3(b)(v), it being understood that there shall be no continuation of his Adjusted Base Salary after such date.

b)	Employee shall not participate in any Annual Incentive Plan in respect of 2008.

c)	In respect of payments for the 2007 performance year under the Annual Incentive Plan for Certain Executives (the “AIPCE”): (i) pursuant to Section 5.1(a) of the AIPCE, no portion of any bonus payment will be deferred; (ii) subject to satisfaction of the threshold Performance Measure (as defined in the AIPCE) applicable to Employee’s bonus payment, the individual component of Employee’s bonus payment shall be calculated at no less than target with the team component computed based on team performance; and (iii) in the event the effective date of Employee’s Retirement occurs prior to December 31, 2007, the bonus shall not be pro rated.

d)	As of the Termination Date, Employee shall terminate participation in the Company’s and Parent’s employee benefit plans and arrangements (except to the extent required by COBRA or other applicable law).
4.	Equity Arrangements.
a)	The Restricted Stock Award Agreement (the “2007 RS Agreement”) for the grant made on February 28, 2007 is amended:
1.	by deleting all words in paragraph 2(b) after the words “account of the Participant” in the first sentence thereof and replacing it with the following:

“upon vesting shall be paid to the Participant no later than March 15, 2008.”; and

2.	by deleting the definition of “Qualifying Service Period” contained in Section 4(c) thereof and replacing it with the following:

“Qualifying Service Period” which is a period of continuous employment extending from the Grant Date until the first day the Participant is currently eligible for Retirement”
b)	The Non-Qualified Stock Option Award Agreement (the “2007 Option Agreement”) for the grant made on February 28, 2007 is amended by deleting the first sentence of Section 2.2(e) thereof and replacing it with the following:
In the case of an Optionee who is or becomes eligible for Retirement prior to when the Option is 100% exercisable, the Option shall be 100% vested not later than a period of continuous employment extending from the Option Date until the first day the Participant is currently eligible for Retirement and shall become exercisable in its entirety on the date commencing 18 months from the Option Date.
c)	The termination or forfeiture provisions contained in Section 4(c) of the 2007 RS Agreement and Section 2.2(e) of the 2007 Option Agreement and comparable Retirement provisions in all other equity grant agreements with the Employee are amended such that in addition to the triggering events set forth therein (but without extending the duration of such restrictions), a termination or forfeiture shall be triggered upon a breach by Employee of Section 10 of the Agreement as amended hereby.

d)	The Restricted Stock Award Agreement for the grant made on February 7, 2006 is amended by deleting all words in paragraph 2(b) after the words “account of the Participant” in the first sentence thereof and replacing it with the following:
“upon vesting shall be paid to the Participant no later than March 15, 2008.”
e)	If the Employee’s employment terminates by reason of death or Disability (as defined in the 2007 Option Agreement) rather than Retirement after the date of this Agreement but prior to the effective date of Retirement, such termination shall nonetheless be treated as a Retirement for purposes of the 2007 Option Agreement with the date of death or Disability being deemed the effective date of Retirement. Similarly, in the case of all other option grant agreements with Employee (including the option grant agreements listed on Schedule A), the exercise period for options shall continue to be determined under the applicable Retirement provisions as though Employee had retired on the date of death or Disability. This provision is not applicable to any of Employee’s Restricted Stock Agreements.
5.	Covenant Not to Compete. Section 10(d) of the Agreement is amended by adding the following after the last word of such clause:
or to any other person, entity or group (whether or not involved in the foregoing activities) that is evaluating, proposing or financing the acquisition of all or any part of Parent.
6.	Chairman Emeritus. In recognition of Employee’s extraordinary contributions to the success of the Company, until Employee’s Retirement, he shall have the title “Chairman Emeritus” of the Company. Such title is an honorary title and shall not bestow any voting, attendance or other rights.

7.	Ratification. All of the sections, terms, covenants and conditions contained in the Agreement and the other agreements and arrangements referred to in this Amendment or otherwise entered into with Employee, except as modified by this Amendment, shall remain unmodified and of full force and effect and are hereby ratified and affirmed by Employee, Company and Parent including but not limited to the Cash Bonus Award Agreement dated September 19, 2007.

8.	Binding Effect. This Amendment shall be binding upon and inure to the benefit of the Parties hereto, their respective successors and assigns.

9.	Governing Law. The relevant Governing Law provisions of the Agreement and of each of the other agreements amended hereby shall govern the provisions of this Amendment that relate to each such agreement. To the extent a provision of this Amendment does not amend a previous agreement, such provisions shall be governed by the laws of the State of New York.

10.	Counterparts. This Amendment may be executed in two or more counterparts and via facsimile, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

11.	Effective Date. This Amendment shall be in full force and effect as a binding obligation of Employee, Parent and the Company from and after the date of this Amendment.

IN WITNESS WHEREOF, the Parties have duly executed this Amendment as of the first date written above.
EMPLOYEE:

Raymond L. Gellein, Jr.
PARENT:

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
By:
Name:
Title:

COMPANY: STARWOOD VACATION OWNERSHIP, INC.
By:
Name:
Title:

SCHEDULE A
Option Grant Agreement for Options with a Grant Date of October 1, 2002
Option Grant Agreement for Options with a Grant Date of December 23, 2002
Option Grant Agreement for Options with a Grant Date of October 1, 2003
Option Grant Agreement for Options with a Grant Date of February 18, 2004
Option Grant Agreement for Options with a Grant Date of February 10, 2005
Option Grant Agreement for Options with a Grant Date of February 7, 2006
Option Grant Agreement for Options with a Grant Date of February 23, 2006
Option Grant Agreement for Options with a Grant Date of February 28, 2007
Restricted Stock Agreement for Restricted Stock with a Grant Date of February 10, 2005
Restricted Stock Agreement for Restricted Stock with a Grant Date of February 7, 2006
Restricted Stock Agreement for Restricted Stock with a Grant Date of March 1, 2006
Restricted Stock Agreement for Restricted Stock with a Grant Date of February 28, 2007
Restricted Stock Agreement for Restricted Stock with a Grant Date of March 1, 2007